Exhibit 3.1

Business Number E13806962021 - 2 Filed in the Office of Secretary of State State Of Nevada Filing Number 20233372924 Filed On 7/26/2023 8:43:00 AM Number of Pages 4

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OS : 4 3 " 00 a . in 0 7 - 2 6 - 20 2 3 4 I 18866118813 ra : Page : 4 of6 2023 - 07 - 26 15 : 44 :1 5 GMT 18886118813 From : Vcorp Services , LLC F RANCISCO V . AGUILAR Secretary of State 202 N orth C arson Street C arson C ity , N evada 897 01 - 4201 (7 75) 684 - 5708 W e b s i te: www.nvsos.gov 4 5 C c 6 ( Profit Corporation: Certificate of Amendment cPuRsuANTTo NRs78.3ao & 1a.3asl78.390 1 Certificate to Accompany Restated Articles or Amended and Restated Articles cruRsuANTTo NRs 78.403) Officer's Statement ruRsuANTToNRsao.030 Date : 07/27/2023 T ime : 12:01 AM EDT ( mus t not be later than 90 days after t he certificate is fi l ed) . E ffective Date and Ti me: (Optional) Changes to takes the fo llow i n g ef fe ct : - ::.._ T he e n tity name has been amended. The registered agent has been changed. {attach Certifica t e o f Acceptance from new registered agent) - : The purpose of the entity has been amended. T he authorized shares have been amended. _ The directors , managers or general partners have been amended . IR S tax l anguage has been added. · Artic l es have been added. x '. Art i cle s have been deleted. : Other. The articles have been amended as follows : (provide article numbers, if avai l ab l e) Art i cles V , VI, XI and XII have been de l eted. Article I V h as b ee n amen d ed. (attach additiona l page(s) if necessary) Ch ie f Exe cutive Officer · ---- · ---- ·· --- - Ti t l e X Signature o f Officer or Authorized Signer Ti t l e 1 f any proposed amendment would alter or change any preference or any re l a t ive or other right given to any class or series of outstanding shares, then the amendment must be ap p roved by the vote, in addition to the affirmative vote otherwise required , of t h e holders of shares representing a majority of th e voting power of each class or series affected by 1he amendment regardless to li mitations or restrictions on the voting power thereof. . Informat io n Being hanged: (Domestic orporations only) . Signature: Required) · Please include any required or optional informa tion in space below : (allach additional page(s) if necessary) Th i s form must be accompanied by appropriate fees. Page 2 of 2 R e111sed · 12/1512022

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AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CARDIFF LEXINGTON CORPORATION

ARTICLE
NAME

The name of the corporation is Cardiff Lexington Corporation (hereinafter, the "Corporation").

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III

AUTHORIZATION TO ISSUE CAPITAL STOCK

The Corporation has authority to issue 8,500,000,000 shares of capital stock, consisting of 7,500.000,000 shares of common stock. $0.001 par value per share ("Common Stock"), and 1,000,000,000 shares of preferred stock, $0.001 par value per share ("Preferred Stock"). All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences. The Corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Corporation. Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights. and qualifications, limitations or restrictions thereof. including, without limitation thereof. dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences. as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Nevada Revised Statutes. Full-paid stock of the Corporation shall not be liable to any further call or assessment.

Concurrent with the tiling of these Amended and Restated Articles of Incorporation, the Company is filing Certificates of Designation relating to its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series F Preferred Stock, Series F-1 Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series L Preferred Stock, Series R Preferred Stock and Series X Senior Convertible Preferred Stock, and the Company previously filed a Certificate of Designation for its Series N Senior Convertible Preferred Stock. For the avoidance of doubt, except for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F-1 Preferred Stock, Series I Preferred Stock, Series .1 Preferred Stock. Series L Preferred Stock. Series N Senior Convertible Preferred Stock, Series R Preferred Stock and Series X Senior Convertible Preferred Stock, all other previously designated series of Preferred Stock have been cancelled.

ARTICLE IV

ADOPTION OF BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada. the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal 'the Bylaws of the Corporation.

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ARTICLE V

INDEMNIFICATION

The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses.

ARTICLE VI

LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall be personally liable to the Corporation or any of its stockholders for damages for any breach of fiduciary duty as a director or officer: provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article VI by the stockholders of the Corporation shall he prospective only. and shall not adversely affect any limitation of the personal liability of a director of officer of the Corporation for acts or omissions prior to such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of incorporation this 25th day of July. 2023.

CARDIFF LEXINGTON CORPORATION

By: /s/ Alex Cunningham

Name: Alex Cunningham

Title: Chief Executive Officer

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